                               STOCK PURCHASE AGREEMENT

                                     BY AND AMONG

                  RECYCLING INDUSTRIES, INC., a Colorado corporation

                                         AND

                   WM. LANS SONS' CO. INC., an Illinois corporation

                                         AND

                 BERTRAM LANS, BRUCE LANS AND SCOTT LANS, as Sellers

                                   December 8, 1997

                                  TABLE OF CONTENTS
                                                                     Page
1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.  Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . 5
    (a)    Basic Transaction . . . . . . . . . . . . . . . . . . . . . 5
    (b)    Consideration . . . . . . . . . . . . . . . . . . . . . . . 5
    (c)    Adjustment to Purchase Price for Balance Sheet Changes. . . 6
    (d)    Adjustments to Purchase Price for Section 338 Election. . . 7
    (e)    Allocation of Purchase Price. . . . . . . . . . . . . . . . 8
    (f)    Real Estate . . . . . . . . . . . . . . . . . . . . . . . . 7
    (g)    The Closing . . . . . . . . . . . . . . . . . . . . . . . . 8
    (h)    Dispute Resolution. . . . . . . . . . . . . . . . . . . . . 8
    (i)    Deliveries at Closing . . . . . . . . . . . . . . . . . . . 8

3.  Representations and Warranties of the Sellers. . . . . . . . . . . 9
    (a)    Authorization of Transaction. . . . . . . . . . . . . . . . 9
    (b)    Noncontravention. . . . . . . . . . . . . . . . . . . . . . 9
    (c)    Transfer of Shares. . . . . . . . . . . . . . . . . . . . .10
    (d)    Organization, Qualification and Corporate Power . . . . . .10
    (e)    S Corporation . . . . . . . . . . . . . . . . . . . . . . .10
    (f)    Capitalization. . . . . . . . . . . . . . . . . . . . . . .10
    (g)    Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . .11
    (h)    Condition of Acquired Assets and Inventory. . . . . . . . .11
    (i)    Financial Statements. . . . . . . . . . . . . . . . . . . .11
    (j)    Liabilities . . . . . . . . . . . . . . . . . . . . . . . .11
    (k)    Events Subsequent to Most Recent Financial Statements . . .11
    (l)    Legal Compliance. . . . . . . . . . . . . . . . . . . . . .13
    (m)    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .13
    (n)    Real Property . . . . . . . . . . . . . . . . . . . . . . .14
    (o)    Intellectual Property . . . . . . . . . . . . . . . . . . .14
    (p)    Contracts . . . . . . . . . . . . . . . . . . . . . . . . .15
    (q)    Litigation. . . . . . . . . . . . . . . . . . . . . . . . .16
    (r)    Employee Benefit Plans. . . . . . . . . . . . . . . . . . .16
    (s)    Certain Business Relationships Concerning the Sellers . . .18
    (t)    Accounts Receivable . . . . . . . . . . . . . . . . . . . .18
    (u)    Labor Matters . . . . . . . . . . . . . . . . . . . . . . .18
    (v)    Environmental and Safety Matters. . . . . . . . . . . . . .19
    (w)    Insurance . . . . . . . . . . . . . . . . . . . . . . . . .19
    (x)    Product Liability . . . . . . . . . . . . . . . . . . . . .19
    (y)    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .20

4.  Representations and Warranties of the Buyer. . . . . . . . . . . .20
    (a)    Organization. . . . . . . . . . . . . . . . . . . . . . . .20
    (b)    Authorization of Transaction. . . . . . . . . . . . . . . .20
    (c)    Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . .20
    (d)    Noncontravention. . . . . . . . . . . . . . . . . . . . . .20
    (e)    Securities Filings. . . . . . . . . . . . . . . . . . . . .21
    (f)    Corporate Documents . . . . . . . . . . . . . . . . . . . .21

5.  Indemnification; Environmental Remediation . . . . . . . . . . . .21
    (a)    By Seller Parties . . . . . . . . . . . . . . . . . . . . .21
    (b)    Procedures. . . . . . . . . . . . . . . . . . . . . . . . .22
    (c)    Third Party Claims. . . . . . . . . . . . . . . . . . . . .22
    (d)    By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . .23
    (e)    Limitations . . . . . . . . . . . . . . . . . . . . . . . .24
    (f)    Payment . . . . . . . . . . . . . . . . . . . . . . . . . .25
    (g)    Treatment of Indemnification. . . . . . . . . . . . . . . .26
    (h)    Environmental Remediation . . . . . . . . . . . . . . . . .26
    (i)    Indemnity With Respect to Certain Tax Matters . . . . . . .28

6.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .29

7.  Nonassignable Permits. . . . . . . . . . . . . . . . . . . . . . .29
    (a)    Sellers to Use All Reasonable Efforts . . . . . . . . . . .29
    (b)    If Waivers or Consents Cannot be Obtained . . . . . . . . .29

8.  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . .30

9.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .30
    (a)    Press Releases and Public Announcements . . . . . . . . . .30
    (b)    No Third-Party Beneficiaries. . . . . . . . . . . . . . . .30
    (c)    Entire Agreement. . . . . . . . . . . . . . . . . . . . . .30
    (d)    Succession and Assignment . . . . . . . . . . . . . . . . .30
    (e)    Counterparts. . . . . . . . . . . . . . . . . . . . . . . .31
    (f)    Headings. . . . . . . . . . . . . . . . . . . . . . . . . .31
    (g)    Notices . . . . . . . . . . . . . . . . . . . . . . . . . .31
    (h)    Governing Law . . . . . . . . . . . . . . . . . . . . . . .32
    (i)    Amendments and Waivers. . . . . . . . . . . . . . . . . . .32
    (j)    Severability. . . . . . . . . . . . . . . . . . . . . . . .32
    (k)    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .32
    (l)    Construction. . . . . . . . . . . . . . . . . . . . . . . .33
    (m)    Incorporation of Exhibits and Schedules . . . . . . . . . .33
    (n)    Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .33
    (o)    Further Assurances. . . . . . . . . . . . . . . . . . . . .33
    (p)    Removal of Personal Items . . . . . . . . . . . . . . . . .34

Exhibit A -- Legal Description
Exhibit B -- Terms of Preferred Stock
Exhibit C -- Environmental Escrow Agreement
Exhibit D -- Allocation Schedule
Exhibit E -- Real Estate Purchase Agreement
Exhibit F -- Form of Opinion of Counsel to the Sellers
Exhibit G -- Form of Opinions of Counsel to the Buyer
Exhibit H -- Historical Financial Statements
Exhibit I -- Employment Agreement

                               STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT is entered into as of December 8, 1997, by and among Recycling Industries, Inc. ("Buyer"), Wm. Lans Sons' Co. Inc., an Illinois corporation (the "Corporation"), Bertram Lans, Bruce Lans, and Scott Lans, each an executive of the Corporation and collectively the holders of all of the issued and outstanding capital stock of the Corporation (each a "Seller" and collectively the "Sellers"). The Buyer, the Corporation, and the Sellers are referred to collectively herein as the "Parties."

          This Agreement contemplates a transaction in which Buyer will purchase from the Sellers all of the issued and outstanding capital stock of the Corporation (the "Stock"), thereby acquiring the Corporation's business, assets and properties as a going concern.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

          1.   DEFINITIONS.

               (a) "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

               (b) "BUSINESS" means the business and operations as conducted by the Corporation on December 1, 1997, as a going concern.

               (c) "BUYER INDEMNIFIED PARTIES" means the Buyer and its officers and directors.

               (d)  "CASH" means cash and cash equivalents.

               (e) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as it may be amended from time to time.

               (f)  "CLOSING" has the meaning set forth in section 2(g) below.

               (g)  "CODE" means the Internal Revenue Code of 1986, as amended.

               (h) "CONFIDENTIAL INFORMATION" means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans concerning any of the Parties which is not generally known. Information shall be treated as Confidential Information irrespective of its source or whether such information has been marked "confidential" or in a similar manner.

               (i) "DISCLOSURE SCHEDULE" has the meaning set forth in section 3 below.

               (j) "EMPLOYEE BENEFIT PLAN" has the meaning set forth in section 3(r) below.

               (k) "EMPLOYMENT AGREEMENTS" means the Employment Agreements to be entered into at Closing by and between the Corporation and each of the Sellers in the form attached hereto as Exhibit I.

               (l) "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all statutes, regulations, ordinances, rules, codes, decrees of federal, state, and local law, all judicial and administrative orders and determinations, and all common law concerning worker health and safety or the pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Occupational
Safety & Health Act, as in effect as of the date of this Agreement.

               (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (n)  "FINANCIAL STATEMENT" has the meaning set forth in
section 3(i) below.

               (o) "GAAP" means United States generally accepted accounting principles as in effect as of the date of this Agreement.

               (p) "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (q) "HAZARDOUS MATERIAL" shall mean any substance (a) the presence of which is at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) or requires investigation, removal or remediation under any Environmental Law or common law, (b) which is defined as a "hazardous substance," "hazardous material," "hazardous waste", "pollutant" or "contaminant" under any Environmental Law in effect as of the date of this Agreement, and/or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority under any Environmental Law in effect as of the date of this Agreement, (d) the presence of which causes or which reasonably could be expected to cause a nuisance or trespass upon real property or to adjacent properties or poses or which reasonably could be expected to pose a hazard to the environment, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.

               (r) "INDEBTEDNESS FOR BORROWED MONEY" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person; (iv) all lease liabilities of such Person required to be capitalized under GAAP; (v) all interest rate protection agreements of such Person (valued on a market quotation basis);
(vi) all obligations of such Person secured by a contractual lien; and (vii) all guarantees of such Person in connection with any of the foregoing.

               (s) "INTELLECTUAL PROPERTY" means (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, including without limitation the name "William Lans Sons Company," or the name "Wm. Lans Sons' Co. Inc." together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith;
(d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including data and related documentation) other than non-customized software useful or necessary by the Corporation in the ordinary course of business; (g) all other proprietary rights; and (h) all copies and tangible embodiments in any of the foregoing (in whatever form or medium).

               (t) "KNOWLEDGE" means actual knowledge of an individual without any obligation to make a reasonable inquiry with respect to the matter in question.

               (u) "LEASED PREMISES" means the real property on which the Business is conducted, which property is leased by the Corporation from Idal Realty Company pursuant to a lease dated January 1, 1994.

               (v)  "MOST RECENT BALANCE SHEET" has the meaning set forth in section 3(i) below.

               (w) "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in section 3(i) below.

               (x) "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice of the Corporation.

               (y)  "PARTY" has the meaning set forth in the preface above.

               (z) "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

               (aa) "PURCHASE PRICE" means the Purchase Price set forth in section 2 below.

               (bb) "REAL PROPERTY" means the real property on which the Business is conducted, whether owned or leased from Idal Realty Company by the Corporation, a legal description of which is attached hereto as Exhibit A, together with all improvements thereon.

               (cc) "REAL ESTATE PURCHASE AGREEMENT" means the Commercial Contract to Buy and Sell Real Estate to be entered into at Closing by and between Buyer and Idal Realty Company, an Affiliate of the Corporation, in the form attached hereto as Exhibit E.

               (dd) "RECEIVABLES" shall mean third-party receivables arising in the Ordinary Course of Business of the Corporation.

               (ee) "RCRA" shall mean the Resource Conservation and Recovery Act, as in effect on the date of this Agreement.

               (ff) "RELEASE" shall have the meaning set forth in CERCLA as in effect on the date of this Agreement.

               (gg) "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

               (hh) "SELLERS INDEMNIFIED PARTIES" means the Sellers and their heirs, agents, and representatives.

               (ii) "TAX" OR "TAXES" means (A) any federal, state, local, or foreign income, franchise or other tax, of any kind whatsoever, gross receipts, sales, use, value added or alternative or added on minimum tax, including any interest, penalty, or addition thereto, whether disputed or not; (B) the liability of the Corporation for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person. Tax shall not include any duty or similar fee imposed by any federal, state, local or foreign governmental agency.

               (jj)(A) "Tax Equalization Payment" shall be, except as modified below, with respect to each Seller, the amount of cash payment, if any, by which (a) the amount of all Taxes (including reasonable attorneys' fees and accounting fees incurred in connection with the determination and/or defense of any such asserted Taxes) payable as a result of the Code Section 338(h)(10) election exceeds (b) the amount of state and federal income Taxes that would have been payable by the Sellers if no Code Section 338(h)(10) election were made and instead the portion of the Purchase Price received by each Seller (excluding the portion thereof which is a Tax Equalization Payment) was received for his stock in a transaction which was treated as a taxable sale or exchange pursuant to Section

1001 of the Code; all as the foregoing amount is "grossed up" for the Taxes each Seller will pay upon such amount, plus the Taxes each Seller must pay on such "gross up" payment. Notwithstanding the foregoing, the parties agree that no Tax Equalization Payment shall be due and payable hereunder as a result of and to the extent that the allocations of the Purchase Price to the assets of the Corporation as provided in Section 2(e) hereof and Exhibit D hereof do not exceed $3,000,000 to the scrap inventory of the Corporation, or $500,000 to replacement parts inventory of the Corporation.

                    (B) "Estimated Tax Equalization Payment" shall mean the estimated amount, if any, of the Tax Equalization Payment paid to Seller at Closing.

               (kk) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

          2.   PURCHASE AND SALE OF STOCK.

                    (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers and each of the Sellers agree to sell, transfer, convey and deliver to Buyer, all of such Seller's Stock for the aggregate purchase price of $20,400,000 plus the Tax Equalization Payment payable as specified in section (b) below (the "Purchase Price") and subject to adjustment pursuant to sections (c) and (d) below. Sellers' sale, conveyance, assignment and transfer of the Stock shall be free and clear of all Liens other than Liens created or arising from actions taken by Buyer.

                    (b) CONSIDERATION. The Purchase Price to be delivered to the Sellers at the Closing, allocated among the Sellers in proportion to their respective holdings of Stock as set forth in Schedule 2(b), shall be paid as follows:
                         (i)   CASH.  Buyer shall pay to Sellers $16,900,000 in
Cash by wire transfer at the Closing consisting of $16,900,000 in Cash and $0 for the Estimated Tax Equalization Payment.

                         (ii)  PREFERRED STOCK OF BUYER.  Buyer shall deliver to
Reinhart, Boerner, Norris, Van Deuren & Rieselbach, P.C. as Escrow Agent ("Escrow Agent") 3,300 shares of Series I Preferred Stock of Buyer, with the rights, preferences and designations as set forth on the Terms of Preferred Stock attached hereto as Exhibit B, which terms will be incorporated into a Certificate of Designation to be filed with the Colorado Secretary of State immediately after Closing. The Preferred Stock shall be held by Escrow Agent pursuant to the terms and conditions of the Environmental Escrow Agreement in the form as attached hereto as Exhibit C.

                    (c)  ADJUSTMENT TO PURCHASE PRICE FOR BALANCE SHEET CHANGES.

                         (i)  The parties hereby acknowledge that the Purchase
Price was established based upon the assumption that the Balance Sheet Values (as defined below) would equal $4,000,000 at Closing. The Corporation's accountant shall prepare and complete a balance sheet (the "Estimated Balance Sheet") of the Corporation. The Estimated Balance Sheet shall be prepared in accordance with accounting principles and conventions historically employed by the Corporation in the preparation of its monthly balance sheets. Notwithstanding Buyer's previous due diligence, the Purchase Price shall be reduced at Closing on a dollar-for-dollar basis to the extent that the Balance Sheet Values is less than $4,000,000. Such reduction shall be effectuated by a corresponding reduction in the amount of shares of Preferred Stock that are issued to Sellers pursuant to section (b)(ii) above. Similarly, the Purchase Price shall be increased on a dollar-for-dollar basis at Closing to the extent that the Balance Sheet Values exceeds $4,000,000. Buyer shall pay to Sellers any such surplus in additional shares of Preferred Stock at Closing. For purposes of this section, "Balance Sheet Values" shall mean (A) the sum of (i) Total Current Assets and (ii) Total Other Assets less (B) the sum of (i) the portion of long term investments related to the Partnership (as defined below);
(ii) Inventory, and (iii) Total Liabilities. All items shall be based upon the Book Value as reflected on the Interim Balance Sheet.

                        (ii) POST CLOSING ADJUSTMENT. As soon as practicable, but not later than 30 days after the Closing, Sellers' accountants shall prepare, complete, and deliver to the Buyer and Sellers a balance sheet of the Corporation in accordance with accounting principles and conventions historically employed by the Corporation in the preparation of its monthly balance sheets (the "Closing Balance Sheet") as of the Closing Date. Thereupon, within 30 days of receipt of the Closing Balance Sheet, the Buyer and Sellers shall meet in an attempt to stipulate to any adjustment to the Closing Balance Sheet. To the extent that the Balance Sheet Values as shown on the Closing Balance Sheet are not the same as the Balance Sheet Values as shown on the Estimated Balance Sheet and as agreed to by Buyer and Sellers, the Purchase Price shall be further reduced or increased by on a dollar-for-dollar basis to the extent of such deficit or surplus, respectively. Such agreed-to reduction or increase shall be effectuated by a corresponding reduction or increase in the number of shares of Preferred Stock that are issued to Sellers pursuant to section (b)(ii) above. If within 30 days after the Closing, the parties cannot agree on the Closing Balance Sheet, the dispute shall be resolved as provided in section 2(h).

                    (d)  ADJUSTMENT TO PURCHASE PRICE FOR SECTION 338 ELECTION.

                         (i)  Sellers and Buyer shall jointly execute an
election pursuant to Section 338(h)(10) of the Code and any comparable election required to effect such similar election for state and local Tax purposes, if applicable, with the transactions contemplated herein. Sellers and Buyer agree not to take any action before or after the Closing inconsistent with or intended to affect such election. Sellers acknowledge that pursuant to Section 338(h)(10) of the Code, the sale of the Shares will be reported for federal income tax purposes as a sale of the assets of the Corporation in a taxable transaction, with the gain or loss from such transaction being included in the income tax return of the Sellers, as shareholders of the Corporation. The parties agree that $3,000,000 of the purchase price shall be allocated to scrap inventory and $500,000 shall be allocated to the replacement parts inventory and that such allocation shall not result in the payment by Buyer of any Tax Equalization Payment.

                         (ii) To the extent that the Sellers are required to
record a gain on the deemed sale of the assets of the Corporation resulting from the 338(h)(10) election (except to the extent of the agreed upon allocations with respect to the scrap inventory and replacement parts inventory as set forth in sections 1(jj)(A) and 2(d)(i) above) allocations, Buyer shall pay the Sellers in cash the Tax Equalization Payment. Such Estimated Tax Equalization Payment, if any, shall be reviewed as part of the post-Closing adjustment described in section 2(b)(ii) above. To the extent that the Tax Equalization Payment as so reviewed after the Closing is greater or lesser than the Estimated Tax Equalization Payment paid to Seller at Closing, the difference shall be either promptly paid by Buyer to Seller in cash, or paid by Seller to Buyer in cash, as appropriate. If within 75 days after the Closing, the parties do not agree on the amount of the Tax Equalization Payment, the dispute shall be resolved as provided in section 2(h).

                    (e) ALLOCATION OF PURCHASE PRICE. If Buyer elects to make an election under 338(h)(10) of the Code, the Buyer shall allocate the Consideration among the assets of the Corporation in accordance with the agreement with the Sellers after taking into account the applicable regulations under the Code and the fair market value of such items. The Sellers agree that the Buyer shall prepare for filing all statements that may be required to be filed with respect to the transactions contemplated under this Agreement, including any filings that may be required pursuant to Code Sections 338 and 1060, any regulation promulgated under such sections of the Code, or any other similar provision of the Code any similar applicable foreign, state or local tax law or regulation. Sellers and Buyer agree that they will not, nor cause the Corporation to, take any tax or other position inconsistent with the allocation set forth in Exhibit D and that they will execute and file such statements and returns (including a final S corporation tax return, which Sellers will cause to be filed within 75 days following the Closing) and tax information on a basis that is consistent with Exhibit D. The Buyer and Sellers agree to exchange such information as may be required for the preparation and filing of any of the foregoing.

                    (f) REAL ESTATE. Simultaneous with the execution of this Agreement, Buyer and Idal Realty Company (the "Partnership") will enter into the Real Estate Purchase Agreement in the form attached hereto as Exhibit E. If any party fails to satisfy the obligations set forth in the Real Estate Purchase Agreement, such failure shall be deemed to be a default under this Agreement and, subject to the notice and cure provisions set forth herein, shall entitle the non-defaulting party to exercise any remedy contained herein.

                    (g) THE CLOSING. The closing of the transactions contemplated by section 2(a) of this Agreement (the "Closing") shall take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. in Milwaukee, Wisconsin as of even date herewith (the "Closing Date"), and shall be deemed to be effective as of 11:59 p.m. on such date.

                    (h) DISPUTE RESOLUTION. If the Sellers and the Buyer cannot stipulate to the amount of the Closing Balance Sheet or the Tax Equalization Payment within the 75-day period referenced above, the matter with respect to which no stipulation can be reached shall be submitted to and resolved by a firm of independent certified public accounts mutually agreeable to Sellers and Buyer, whose determination shall be final and nonappealable.
Upon receipt of such accountants' determination, the Sellers and Buyer shall comply therewith. The cost of such accountants shall be divided equally between Sellers and the Corporation.

                    (i) DELIVERIES AT THE CLOSING. The following actions shall be taken at the time of execution of this Agreement, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

                         (i)  Sellers shall deliver the stock certificates
representing of their shares of the Corporation, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank;

                         (ii) Buyer shall deliver to Sellers the consideration
set forth in 2(b)(i) and (ii) above;

                        (iii) Each Seller shall deliver to the Corporation the respective Employment Agreement, duly executed by the parties thereto;

                         (iv) Buyer shall deliver to the Partnership and the
Partnership shall deliver to Buyer the closing documents as are required pursuant to the Real Estate Purchase Agreement, duly executed by the parties thereto;

and

                         (v)  Buyer shall have received from counsel to the
Sellers and the Corporation an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer and dated as of the Closing.

                         (vi) Sellers shall have received from counsel to the
Buyer opinions in form and substance as set forth in Exhibit G attached hereto, addressed to the Sellers and dated as of the Closing.

                        (vii) Sellers shall deliver to Buyer such other instruments of sale, transfer, conveyance and assignment as the Buyer and their counsel reasonably may request.

          3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers hereby jointly and severally represent and warrant that all of the representations and warranties set forth in this section 3 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this section 3.

               (a) AUTHORIZATION OF TRANSACTION. Each of the Sellers has the necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights generally and by general equitable principles. To the Knowledge of the Sellers, no Seller needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated herein.

               (b) NONCONTRAVENTION. To the Knowledge of the Sellers, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority (except any filing and approval relating to the provisions of the Hart-Scott-Rodino Act relating to antitrust review by the federal government and any similar state statute) or any consent, authorization or approval of any other third party is required to enable Sellers to enter into and perform their obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, except as set forth in section 3(b) of the Disclosure Schedule:

                    (i) to the Knowledge of the Sellers, violates any constitution, statute, regulation, rule, injunction, judgment, order, decree, or ruling of any government, governmental agency or court to which the Corporation or any of the Sellers is subject;

                    (ii) to the Knowledge of the Sellers, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease (except for the Lease Agreement described in the Disclosure Statement), license, instrument or other arrangement to which the Corporation or any Seller is a party or by which they are bound or to which any of the assets of the Corporation are subject (or result in the imposition of any Security Interest upon any of the assets of the Corporation);

                   (iii) to the Knowledge of the Sellers, violates or causes any revocation of, or limitation on, any permit, license or consent necessary or required in the operation of the Business.

               (c) TRANSFER OF SHARES. Each Seller is the lawful owner of the shares of the Corporation to be sold, transferred and delivered by him to the Buyer hereunder, and the sale, transfer and delivery of such shares to the Buyer will transfer to the Buyer valid title thereto, free and clear of all Security Interests whatsoever. The shares of the Corporation to be sold, transferred and delivered to the Buyer hereunder represent all of the issued and outstanding capital stock of the Corporation.

               (d) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Corporation is a corporation duly organized, validly existing and in good standing status under the laws of the State of Illinois and is to the Knowledge of Sellers and except as set forth on the Disclosure Schedule, qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where failure to qualify has no material adverse effect on the Corporation. The Corporation possesses all requisite corporate power and authority and, to the Knowledge of the Sellers, all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Schedule 3(d) lists the directors and officers of the Corporation. The Sellers have furnished to the Buyer true and correct copies of (i) the Articles of Incorporation and the bylaws of the Corporation, as amended; and (ii) the minute book of the Corporation. The Corporation does not have any subsidiaries.

               (e) S CORPORATION. The Corporation has filed an S Corporation election, and since December 29, 1986 has been filing returns consistent with such election.

               (f) CAPITALIZATION. The entire authorized capital stock of the Corporation consists of 35,000 shares of Class A common stock having a par value of $.50 per share, of which 9,231.25 shares are issued and outstanding and 300,000 shares of Class B common stock having a par value of $.50 per share, of which 175,393.75 shares are issued and outstanding. All of the Corporation's issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the respective Sellers as set forth on Schedule 3(f). There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Corporation is a party or which are binding upon the Corporation providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Corporation.

               (g) BROKERS' FEES. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

               (h) CONDITION OF ACQUIRED ASSETS AND INVENTORY. To the Knowledge of the Sellers, each tangible asset owned by the Corporation reflected on the Most Recent Financial Statement has been maintained in accordance with the Corporation's historical maintenance, which maintenance was reasonably performed in a manner necessary to maintain the operation of the assets of the Corporation.

               (i) FINANCIAL STATEMENTS. Attached hereto as Exhibit H are the following financial statements (collectively the "Financial Statements"):

                    (i) balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996, and June 30, 1997 for the Corporation, each of which has been compiled by the Corporation's accountants; and

                         (ii) an unaudited balance sheet ("Most Recent Balance
Sheet") and statements of income and changes in stockholders equity and cash flow as of and for the period ended October 31, 1997 for the Corporation (the "Most Recent Financial Statements").

               To the Knowledge of the Sellers, except as set forth in
section 3(i) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared from the books and records of the Corporation and accurately reflect the results of operations in accordance with the accounting principles and conventions historically employed by the Corporation.

               (j) LIABILITIES. To the Knowledge of the Sellers, the Corporation does not have any existing liability, except for (i) liabilities disclosed or reserved for in the Most Recent Financial Statements;
(ii) liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business; and (iii) liabilities disclosed under any section of the Disclosure Schedule.

               (k) EVENTS SUBSEQUENT TO MOST RECENT FINANCIAL STATEMENTS. Except for the removal of personal items and memorabilia, since October 31, 1997, to the Knowledge of the Sellers, there has not been any material adverse change in the business, financial condition and results of operations of the Corporation taken as a whole. Without limiting the generality of the foregoing, since that date, except as set forth in section 3(k) of the Disclosure Schedule or as contemplated by this Agreement and the transactions contemplated hereby, to the Knowledge of the Sellers, the Corporation has not:

                    (i) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                    (ii) entered into any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

                   (iii) accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Corporation is a party or by which it is bound outside the Ordinary Course of Business;

                    (iv) has imposed any Security Interest upon any of its assets, tangible or intangible;

                    (v) made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                    (vi) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the Ordinary Course of Business;

                     (vii) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate;

                    (viii) delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

                    (ix) accelerated receipt of payment of accounts receivable or other current assets outside the Ordinary Course of Business;

                    (x) delayed investments in or advancements to other persons outside the Ordinary Course of Business;

                    (xi) canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                   (xii) granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                    (xiii) made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

                    (xiv) granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

                    (xv) made any material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

                    (xvi) entered into any employment contract or collective bargaining agreement or materially modified the terms of any existing such contract or agreement;

                    (xvii) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan other than in the Ordinary Course of Business);

                    (xviii) made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business.

               (l) LEGAL COMPLIANCE. To the Knowledge of the Sellers, the Corporation has not violated applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings thereunder) of federal, state, and local governments (and all agencies thereof), excluding all Environmental, Health and Safety Laws (no representations and warranties shall be inferred from any section of this

Agreement regarding Environmental, Health and Safety laws except as contained in
Section 3(v) and the corresponding Disclosure Schedule), and to the Knowledge of Sellers, the Corporation has obtained all permits, licenses, and consents necessary or required in the operation of its business, except as set forth in section 3(l) of the Disclosure Schedule.

               (m)  TAX MATTERS.

                    (i) The Corporation and each of the Sellers has filed all Tax Returns required to be filed, and paid all Taxes currently due and owing. All such Tax Returns were prepared in all material respects in compliance with all applicable laws and regulations, and are correct and complete in all material respects.

                    (ii) Section 3(m) of the Disclosure Schedule lists all Tax Returns filed with respect to each of the Sellers for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, indicates those Tax Returns that currently are the subject of audit and contains a list of each state, territory and jurisdiction (whether foreign or domestic) in which to the Knowledge of Sellers each Seller is required to file Tax Returns. The Sellers have delivered to the Buyer correct and complete copies of all Corporate federal Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 1994.

                   (iii) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency.

                    (iv) No Seller is a party to any Tax allocation or sharing agreement.

                    (v) Each of the Sellers has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee in connection with his or her employment with the Sellers.

                    (vi) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Seller and there is no action, suit, taxing authority proceeding or audit now pending or, to the Knowledge of the Sellers, threatened against the Corporation or any Seller. No claim has ever been made by a taxing authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation or the Sellers are or may be subject to Taxes assessed by such jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Corporation as of immediately prior to the Closing.

               (n)  REAL PROPERTY.

                    (i) Except as disclosed on Schedule 3(n), the Corporation does not own, and has not owned in the last 25 years, any real property used in connection with the Business.

                    (ii) Except as disclosed in the Disclosure Statement, the Leased Premises constitutes the only real property leased or subleased to the Corporation. Except as disclosed in the Disclosure Statement, neither the Corporation nor any Sellers is a party to any other lease for real property used in connection with the Business.

               (o)  INTELLECTUAL PROPERTY.

                    (i) To the Knowledge of the Sellers, except as described on the Disclosure Schedule, all material Intellectual Property is owned (and not licensed) outright by the Corporation, free and clear of any Security Interest and there exist no obligations with respect to any Intellectual Property requiring the Corporation to make any payment in respect of its use or otherwise. To the Knowledge of the Sellers, neither the Corporation nor any Seller has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property.

                    (ii) To the Knowledge of the Sellers, the Corporation is not infringing upon any patent, invention, trade secret, trademark, service mark, trade name or copyright of any other Person, nor do they have Knowledge of any infringement claim of any other Person relating to any of the Intellectual Property or any process or confidential information of the Corporation and Sellers have no Knowledge of any basis for any such charge or claim.

               (p) CONTRACTS. Section 3(p) of the Disclosure Schedule lists the following executory oral and written contracts to which the Corporation, to the Knowledge of the Sellers, is a party:

                    (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum per agreement or per group of related agreements with the same Person;

                    (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and involve consideration in excess of $25,000 per agreement or per group of related agreements with the same Person;

                   (iii) any agreement concerning a partnership or joint venture;

                    (iv) any agreement (or group of related agreements) under which the Corporation has created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money, or any capitalized lease obligation in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                    (v) any agreement restricting the Corporation or any Sellers' ability to compete with another Person;

                    (vi) any agreement not elsewhere required to be disclosed in this section, including but not exclusive to (ii) above, involving the Corporation involving consideration in excess of $25,000 which is not cancelable upon one month's notice without penalty or forfeiture to the Corporation;

                   (vii) any agreement between the Corporation and any Seller outside the Ordinary Course of Business;

                  (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or severance plan for the benefit of its current or former directors, officers and employees;

                    (ix) any collective bargaining agreement;

                    (x) any agreement other than those that are terminable at will, for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 or providing severance benefits in excess of $25,000;

                    (xi) any agreement under which the Corporation has advanced or loaned any amount to any of its directors, officers and employees in excess of $25,000; and

                   (xii) any other contract entered into to or from another Person outside the Ordinary Course of Business (or group of related agreements) the performance of which involves consideration in excess of $25,000.

                    The Sellers have delivered or made available to the Buyer a correct and complete copy of each written contract or other agreement listed in section 3(p) of the Disclosure Schedule (as amended to date). Except as set forth on the Disclosure Schedule and to the Knowledge of the Sellers, with respect to each such agreement, (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the Corporation is not, and the other party to such contract is not, in material breach or default of such agreement, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the agreement; and (iii) the Corporation has not, and no other party to such agreement has, repudiated any provision of the agreement.

               (q) LITIGATION. To the Knowledge of the Sellers, section 3(q) of the Disclosure Schedule sets forth each instance in which either the Corporation or any Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction in each case relating to the Corporation and its assets, liabilities and general business operations.

               (r)  EMPLOYEE BENEFIT PLANS.

                    (i) To the Knowledge of the Sellers, Schedule 3(r) identifies each employee benefit plan, fund, program, contract, policy or arrangement covering or benefiting employees of the Corporation ("Corporation Employees"), including, but not limited to, all "employee benefit plans" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and specifically including each retirement, pension, profit sharing, stock bonus, savings, thrift, bonus, medical, health, hospitalization, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs, executive or deferred compensation plans or contracts, stock purchase, stock option or stock appreciation rights plans or arrangements, employment and consulting contracts, and severance agreements or plans. The items described in the foregoing sentence are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee Benefit Plan."

                    (ii) To the Knowledge of the Sellers, except as set forth in the Disclosure Schedule, the Corporation does not maintain or contribute to, and has never maintained or contributed to, an Employee Benefit Plan that is subject to Title IV of ERISA. To the Knowledge of the Sellers, the Corporation does not contribute and has never contributed (or been obligated to contribute) to a multiemployer plan as defined in section 4001(a)(13) of ERISA. To the Knowledge of the Sellers, no liability under any defined benefit pension plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency. To the Knowledge of the Sellers, the Corporation is not, and has never been, a member of (i) a controlled group of corporations, (ii) a group of trades or businesses under common control, or (iii) an affiliated service group, within the meaning of Sections 414(b), (c) or (m), respectively.

                   (iii) To the Knowledge of the Sellers, neither the Corporation nor any Employee Benefit Plan maintained or contributed to by the Corporation provides or has any obligation to provide (or contribute toward the cost of) post-retirement welfare benefits with respect to current or former employees of the Corporation or any other entity (including, without limitation, post-retirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis) other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (C) except for certain payments to Bertram Lans, as set forth in the Disclosure Statement, deferred compensation benefits accrued as liabilities on the books of the Corporation, or (D) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

                    (iv) To Sellers' Knowledge, with respect to each Employee Benefit Plan: (i) all payments due from any such plan (or from the Corporation with respect to any such plan) have been made, and all amounts properly accrued to date as liabilities of the Corporation which have not been paid have been properly recorded on the books of the Corporation; (ii) the Corporation has complied with, and each such Employee Benefit Plan conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Internal Revenue Code in all material respects, and all reports and information relating to such Employee Benefit Plans required to be filed with any governmental entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) there have been no prohibited transactions within the meaning of Sections 406 and 407 of ERISA or section 4975 of the Code with respect to any Employee Benefit Plan; (v) no event or omission has occurred in connection with any Employee Benefit Plan that would subject the Corporation or any Employee Benefit Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification, obligation, or statute, regulation or rule of law; and (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any Employee Benefit Plan or against the assets of such Employee Benefit Plan.

                    (v) To Sellers' Knowledge, the Corporation has complied with the continuation coverage requirements of section 601 through 608 of ERISA, and the requirements of any similar State law regarding continued insurance coverage, and the Corporation has incurred no liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or action pending or threatened with respect to such requirements.

               (s) CERTAIN BUSINESS RELATIONSHIPS CONCERNING THE SELLERS. Except as set forth on section 3(s) of the Disclosure Schedule, to the Sellers' Knowledge, no Seller has been involved within the past five years in any material business arrangement or relationship with the Corporation or any supplier, customer, licensee, licensor or lessor of the Corporation (or any affiliate of such Person). Except for the Leased Premises and the assets of Idal Realty Partnership leased to the Corporation, to the Sellers' Knowledge, no Seller nor any Affiliate of Sellers, owns any material asset, tangible or intangible, which is used in the business of the Corporation. Without limiting the generality of the foregoing, except for the Leased Premises and the assets of the Partnership, to the Sellers' Knowledge, no Seller has any material economic interest in any supplier, customer, licensee, licensor or lessor of the Corporation (or any affiliate of such Person) or has made payments of any kind to, has received payments of any kind from, has made any loans or advances to, or guarantees for the benefit of, or borrowed amounts from any supplier, customer licensee, licensor or lessor of the Corporation (or any Affiliate of such Person).

               (t) ACCOUNTS RECEIVABLE. To the Sellers' Knowledge, and except as set forth on the Disclosure Statement, the accounts receivable of the Corporation as reflected on the Most Recent Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business and Sellers believe they are collectible net of any applicable reserves set forth on the Most Recent Financial Statements.

               (u) LABOR MATTERS. The Corporation is not a party to or bound by any union or collective bargaining agreement. The Corporation is not a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to the Knowledge of the Sellers, is any such action threatened. Except as set forth on section 3(u) on the Disclosure Schedule, within the previous 12 months, to the Sellers' Knowledge, the Corporation has not experienced any labor disputes, attempts or any work stoppage due to labor disagreements in connection with their business, and there is currently no labor strike, request for representation, slowdown or stoppage actually pending or threatened against the Corporation. Except as set forth in section 3(u) of the Disclosure Schedule, to the Knowledge of the Sellers, no key executive employee and no group of employees or independent contractors of any Seller currently intends to terminate his, her or its employment or relationship as an independent contractor with the Corporation Seller. To the Sellers' Knowledge, the Corporation has complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986. To the Sellers' Knowledge, the Sellers have provided to Buyer all written employment agreements with employees of the Corporation which are presently in effect.

               (v)  ENVIRONMENTAL AND SAFETY MATTERS.

                    (i) Except as set forth on the Disclosure Schedule, to the Knowledge of Sellers, the Sellers have complied and are in compliance with all Environmental, Health and Safety Laws.

                    (ii)  To the Sellers' Knowledge, except as described in
section 3(v) of the Disclosure Schedule, the Corporation has not received any written or oral notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations arising under Environmental, Health and Safety Laws, relating to the Corporation, the facilities of the Corporation Seller, the Leased Premises, on any Partnership realty.

                    (iii) To the Sellers' Knowledge, except as described in
section 3(v) of the Disclosure Schedule, the Corporation has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance, including without limitation any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities of the Corporation for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental, Health and Safety Laws.

               (w) INSURANCE. Section 3(w) of the Disclosure Schedule lists and briefly describes each insurance policy maintained by the Corporation with respect to its properties, assets and business. To the Sellers' Knowledge, all of such insurance policies are in full force and effect, and the Corporation is not in default with respect to its obligations under any such insurance policies.

               (x) PRODUCT LIABILITY. To the Sellers' Knowledge, the Corporation has not received any written claim in the three-year period prior to the date of this Agreement arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Corporation.

               (y) DISCLOSURE. Neither the representations and warranties contained in this Agreement nor the statements made in the Disclosure Schedule contain any untrue statement of a material fact or, to the Knowledge of the Sellers, omit, when considered as a whole, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

          4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby makes the representations and warranties set forth in this section 4 as of the date of this Agreement to the Sellers.

               (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

               (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Real Estate Purchase Agreement and to perform its obligations hereunder and thereunder.
This Agreement and the Real Estate Purchase Agreement constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions, except such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by general equitable principles.

               (c) BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated, except as contemplated by this Agreement.

               (d) NONCONTRAVENTION. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority (including, but not exclusive to any filing and approval relating to the provisions of the Hart-Scott-Rodino Acts relating to antitrust review by the federal government or any similar state statute) or any consent, authorization or approval of any other third party is required in order to enable Buyer to enter into and perform its obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will be in violation of the Articles of Incorporation, By-Laws or other organizational documents of the Buyer, or constitute a breach of any material agreement to which Buyer is a party, or, to the Knowledge of the Buyer, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or violate any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or is bound.

               (e) SECURITIES FILINGS. The Buyer has delivered to the Sellers a correct and complete copy of the Buyer's most recent form 10-Q and Form 10-K as filed with the Securities and Exchange Commission.

               (f) CORPORATE DOCUMENTS. The Buyer has delivered to the Sellers a correct and complete copy of (i) its Articles of Incorporation together with all amendments thereto, (ii) all Designations of Preferences adopted by Buyer, and
(iii) those Designations of Preferences currently being negotiated as of the date hereof.

               5.   INDEMNIFICATION; ENVIRONMENTAL REMEDIATION.

                    (a) BY SELLER PARTIES. Subject to the limitations set forth in this section 5, each of the Sellers will indemnify each of the Buyer Indemnified Parties and hold each of the Buyer Indemnified Parties harmless from and against any actual, direct and "out-of-pocket" costs or expenses (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding punitive, consequential or losses calculated or measured by or based upon a damage theory involving a multiple of lost profits or earnings or a multiple of lost anticipated profits or earnings) (collectively, "Losses") which any Buyer Indemnified Party may suffer, sustain or become subject to, resulting from, arising out of or caused by:

                         (i)  any inaccuracy in or breach of any representation
or warranty of the Corporation or Sellers pursuant to this Agreement or the Real Estate Purchase Agreement in any respect, including the disclosure schedules delivered pursuant hereto or thereto; or

                         (ii) any failure of the Corporation or Sellers to duly
perform or observe any covenant to be performed or observed by the Corporation or such Seller pursuant to this Agreement, the Real Estate Purchase Agreement, or the Net Lease.

                        (iii) any claim by any third party against the Corporation in its capacity as a general partner of Idal Realty Company arising out of any activity or event of any kind occurring prior to the date hereof, other than liabilities which have been booked and are reflected in the Balance Sheet Values and environmental liabilities which are provided for separately in
Section 5(h). The parties intend that, except for environmental liabilities, the Corporation be indemnified against any Loss suffered by the Corporation for claims which arise because of the Corporation's liability as a general partner of Idal Realty Company.

                    The obligations of the Sellers to indemnify and hold Purchaser's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement for the periods specified in section 5(e)(iii).

                    (b) PROCEDURES. The Buyer Indemnified Parties shall give Sellers prompt written notice of any written claim, demand, assessment, action, suit, proceeding or awareness of facts which might lead to such a claim or notice of any claim of a third party that may reasonably be expected to result in a claim by Buyer against Sellers to which the indemnity set forth in this section 5 applies. If the document evidencing such claim or demand is a court pleading, Buyer shall give such notice within 10 days of receipt of such pleading, otherwise, Buyer shall give such notice within 30 days of the date it receives written notice of such claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the Buyer Indemnified Parties to collect such Loss from Sellers so long as such failure to so notify does not materially adversely affect Sellers' ability to defend such Loss against a third party. Such notice shall specify the breach of representation or warranty or violation of covenant claimed by the Buyer and the Losses incurred by, or imposed upon, the Buyer on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Buyer. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Sellers on behalf of the Buyer, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

               If any of the Sellers shall object to any notice of claim seeking recovery for a Loss (whether such claim arises from a third-party claim or otherwise), (a "Notice of Claim") such Seller shall deliver to Buyer and the other Sellers a written notice of objection (the "Notice of Objection") to the Buyer. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether such Seller objects to all or only a portion of the matter described in the Notice of Claim. If such claim or claims shall not have been resolved or compromised within 60 days from the date of delivery of the Notice of Objection, then such claims shall be settled by arbitration pursuant to section 8 hereof. The arbitrator shall promptly obtain such information regarding the matter the arbitrator deems necessary and shall decide the matter and render a written award which shall be delivered to the Buyer and the Sellers. Any award shall be a conclusive determination of the matter and shall be binding upon the Buyer and the Sellers. If, by arbitration, it shall be determined that the Buyer shall be entitled to any Indemnification by reason of its claim or claims (a "Liquidated Indemnification Liability"), such amount shall be paid to the Buyer in the manner provided in section 5(f) by the Sellers without the necessity of further action.

               (c) THIRD PARTY CLAIMS. If the Buyer Indemnified Parties' request for indemnification arises from the claim of a third party (including a federal or state regulatory auhority), the written notice shall permit Sellers to assume control of the defense of any such claim, or any litigation resulting from such claim. Failure by Sellers to notify the Buyer Indemnified Parties of its election to defend a complaint by a third party within 20 days after notice thereof shall be a waiver by Sellers of its right to assume control of the defense of such claim or action. If Sellers assume control of the defense of such claim or litigation resulting therefrom, Sellers shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and, if the claim is subject to indemnification of Buyer by Sellers, Sellers shall hold the Buyer Indemnified Parties, to the extent provided in this section 5, harmless from and against all Losses arising out of or resulting from any settlement approved by Sellers or any judgment in connection with such claim or litigation. Notwithstanding Sellers' assumption of the defense of such third-party claim or demand, the Buyer Indemnified Parties shall have the right to participate in the defense of such third-party claim or demand at its own expense. The Buyer Indemnified Parties shall furnish Sellers in reasonable detail all information such party may have with respect to any such third-party claim and shall make available to Sellers and their representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Sellers in the defense of such third-party claim.

               If the claim is subject to indemnification of Buyer by Sellers, if Sellers do not assume control of the defense of any such third-party claim or litigation resulting therefrom, the Buyer Indemnified Parties may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Sellers shall indemnify the Buyer Indemnified Parties from any Loss indemnifiable under section 5(a) incurred in connection therewith.

               No third party claim, demand, action or proceeding (including a claim, demand, action or proceeeding by any federal or state regulatory auhority) shall be settled without the prior written consent of the Sellers and Buyer. Notwithstanding anything herein to the contrary, if a firm offer which
(i) involves the release of the Buyer Indemnified Parties from and against all liability and (ii) does not require any material action other than the payment of money damages, is made to settle any such third party claim, and the Buyer Indemnified Parties refuse to consent to such settlement, then: (i) the Sellers shall be excused from, and the Buyer Indemnified Parties shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Sellers relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

               (d)  BY BUYER.  Subject to the limitations set forth in this section 5, the Buyer will indemnify the Seller Indemnified Parties and hold them harmless from and against any Losses which any Seller Indemnified Party may suffer, sustain or become subject to, resulting from, arising out of or caused by:
                    (i) any inaccuracy or breach by Buyer of any representation or warranty pursuant to this Agreement;

                    (ii) any liability or obligation of the Corporation disclosed on the Closing Balance Sheet or the Disclosure Schedule; or

                   (iii) any failure of Buyer to perform any of the covenants to be performed by it under this Agreement or the Real Estate Purchase Agreement.

                    (iv) any future and historic environmental liability or obligation of Sellers, the Corporation, the Idal Realty Company and its individual partners as incurred in their capacity as officers, directors, employees, managers, operators or owners of the Corporation, Idal Realty Company, and the Real Property, except to the extent that Sellers have agreed to pay for their share of Environmental Remedial Activities costs pursuant to section 5(h).

                    The obligations of the Buyer to indemnify and hold the Seller Indemnified Parties harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement.

                    The procedural rules set forth in section (b) shall apply with respect to indemnification by Buyer except that the parties' respective obligations under sections (b) and (c) shall be reversed as appropriate.

               (e) LIMITATIONS. Notwithstanding the foregoing, the Parties liability pursuant to this section 5 will be subject to the following limitations:

                    (i) BASKET. Neither the Sellers nor the Buyer will be liable for any Losses described in section 5(a) or 5(d) above unless and until the aggregate amount of all such Losses (exclusive of any liabilities for Environmental Remedial Activities) described in such section exceeds $125,000, after which point the indemnifying party will be obligated, to the extent required by this section 5, to indemnify the indemnified parties for all such amounts incurred in excess of such amount. Notwithstanding the above, a breach of the representations contained in section 3(m) shall not be subject to such deductible, and Sellers shall be liable for all Losses incurred by Buyer as a result of a breach of such representations.

                    (ii) CAP. Notwithstanding the foregoing, the maximum amount of indemnification payable by Sellers in no event shall exceed $22,000,000 plus the return of any shares of Preferred Stock issued hereunder and any shares of Common Stock issued to Sellers upon conversion of such Preferred Stock, or the proceeds thereof.

                  (iii) SURVIVAL. All obligations to pay indemnity under this Agreement shall survive the Closing Date until December 1, 1998; provided, however, that the representations contained in section 3(m) shall survive the Closing Date for the statute of limitations applicable to such Taxes and that the obligations to indemnify under Sections 5(a)(iii), 5(d)(iv) and 5(i) shall survive indefinitely.

                    (iv) LIMIT ON JOINT AND SEVERAL LIABILITY. Notwithstanding the joint and several nature of the representations, warranties and indemnification provided for in this section 5, Buyer acknowledges and agrees that if Buyer Indemnified Parties bring any claim for indemnification against any Seller pursuant to this section 5, no such Seller shall be liable to return more shares of Series I Preferred Stock than were originally received by him in the transactions, nor pay, in the aggregate of all such claims brought against such Seller, more than the following amounts as a result of the matters giving rise to such indemnification claim:

                    Bertram Lans        $572,000
                    Scott Lans          $10,714,000
                    Bruce Lans          $10,714,000

                    (v) SOLE REMEDY; WAIVER OF KNOWN BREACHES. The indemnification provisions of this section 5 shall be the exclusive remedy, exclusive of all other remedies, causes of actions or claims (whether based upon contract, tort or statute), of the Buyer or Sellers for any monetary relief or monetary recovery against either of the Buyer or Sellers in connection with any claim arising out of this Agreement or the Real Estate Purchase Agreement or the transactions contemplated hereby or thereby.

Furthermore, if the Buyer elects to close the transactions contemplated by this Agreement, including the Real Estate Purchase Agreement, notwithstanding its knowledge of any breach of a representation or warranty made by the Sellers herein or therein, then such election to close shall constitute a complete waiver and release of any claim by the Buyer against any of the Sellers for indemnification or otherwise, with respect to such matter but only to the extent of such actual knowledge of Buyer. Buyer shall not be deemed to have waived or released any claim to the extent that Buyer did not have Knowledge of the breach.

               (f) PAYMENT. The Liquidated Indemnification Liabilities shall be funded by Sellers and payable to Buyer Indemnified Parties as follows:


                    (i) First, pursuant to Section 5(b) of the Designation of Preferences, Limitations and Relative Rights of the Series I Redeemable Convertible Preferred Stock of the Corporation as in effect on the date of this Agreement ("Designation of Preferences"), an amount of shares of Buyer's Series I Preferred Stock will be converted into an amount of shares of Buyer's common stock ("Common Stock") having an aggregate Market Price equal to the Liquidated Indemnification Liability (subject to the limitation set forth in Section 5(e)). For purposes hereof, the term "Market Price" shall have the meaning set forth in
Section 5(a) of the Designation of Preferences. Upon conversion, Sellers shall, if legally permissible to do so, endeavor (realizing that such shares may be restricted securities or may not be legally saleable) to immediately sell (into the public market for the Market Price thereof) all of the shares of Common Stock which have been issued to them upon such conversion and shall, within five days of receipt of the proceeds of such sale, deliver all of such proceeds to Buyer. Sellers, at no cost or liability to them, shall cooperate with Buyer and Buyer's counsel in the execution of all documentation necessary or desirable for the conversion of the Preferred Stock or the registration, if any, of the Common Stock to be issued to Sellers upon such conversion. Buyer, at its sole cost and expense, shall cooperate and assist Sellers in the execution of all documentation necessary or desirable for the sale by Sellers of the Common Stock as described above. If the Common Stock is not registered, Sellers shall, at no costs or liability to them, sell the Common Stock to persons identified by Buyer in a private transaction exempt from the registration requirements of the Securities Act and applicable Blue Sky laws, in which event Sellers shall be credited with the aggregate Market Price of such shares regardless of the actual proceeds from the sale. In the event that (i) the Market Price of the Common Stock is not ascertainable, or (ii) there is no public or private market for the sale of the Common Stock, for purposes of funding a Liquidated Indemnification Liability, Sellers shall be credited with an amount equal to the Share Liquidation Value of the Preferred Stock, and Sellers shall surrender to Buyer Indemnified Parties such amount of shares of Preferred Stock having an aggregate Share Liquidation Value equal to the Liquidated Indemnification Liability. For purposes of this section. "Stock Proceeds" shall mean either (a) the actual proceeds from the sale of registered shares of Common Stock at the Market Price;
(b) the aggregate Market Price of shares of unregistered Common Stock sold in a private transaction; or (c) the aggregate Share Liquidation Value of the Preferred Stock surrendered to fund the Liquidated Indemnification Liability.

                         (ii) Second, to the extent that the Stock Proceeds do
not satisfy the Liquidated Indemnification Liability, subject to the limitations set forth in section 5(e) above, Sellers shall deliver the balance of the Liquidated Indemnification Liability in cash to Buyer Indemnified Parties within ten days of the final determination of the deficit funding obligation.

               With respect to recovery of Sellers' share of Environmental Remedial Activities costs pursuant to section 5(h) hereof, payment of any recovery with respect thereto shall be as set forth in section 5(h).

               (g) TREATMENT OF INDEMNIFICATION. Each Party will treat all payments made pursuant to this section 5(e) as adjustments to the Purchase Price for all purposes. Any indemnification recovery shall be calculated after full consideration of (i) any benefits or burdens of income tax consequences of payments hereunder and (ii) the amount of any insurance proceeds or other third party recoveries to which the Company or any of the indemnified Parties becomes entitled.

               (h) ENVIRONMENTAL REMEDIATION. Sellers acknowledge that they shall be economically responsible for the Environmental Remediation Activities as defined in this section 5(h). Buyer and Sellers acknowledge their mutual and individual commitment to use the most cost effective approach to obtain applicable state regulatory agency site closure. The Environmental Remedial Activities described on the attached report of Baumgartner & Associates Site Assessment Report (the "Report") shall be conducted to the extent necessary to meet state and federal soil and groundwater standards (the "Environmental Remedial Activities"). Environmental Remedial Activities shall not include any work not specifically reflected in the Report. The Environmental Remedial Activities shall be conducted by Sellers' environmental consultant. The environmental consultant shall be approved by Buyer; such approval shall not be unreasonably withheld or conditioned. Buyer shall have the right of approval (which approval shall not be unreasonably withheld or conditioned) of the Environmental Remediation Activities remedial action plan ("RAP"); and Buyer shall have the right to provide onsite oversight of Sellers' consultant's field activities including splitting of soil and/or groundwater samples or duplicate
sampling.   Sellers shall have the absolute authority to direct all
Environmental Remedial Activities provided that they are in accord with the RAP and any modification approved by Buyer. The costs of Buyer's consultant and any other duplicative expenses shall be at the expense of the Buyer. Buyer or the Corporation shall pay for the Environmental Remedial Activities costs ("Remediation Costs") as the same are incurred; however, Sellers shall pay Buyers for Sellers' share of such costs as herein provided. For purposes hereof, Sellers' share of such costs shall be delivered in accordance with the following:

                    As Remediation Costs are incurred, Buyer shall provide Sellers with copies of invoices for such costs. At the end of each calendar quarter (March 31, June 30, September 30 and December 31), Buyer shall deliver a quarterly remediation report (the "Quarterly Report") which shall set forth the aggregate Remediation Costs incurred during that period. Upon delivery of the Quarterly Report and pursuant to the Designation of Preferences, a sufficient amount of shares of Series I Preferred Stock held in the Environmental Escrow shall be converted into shares of Common Stock having a Market Price equal to the amount of the Remediation Costs incurred during the relevant period. For purposes hereof, the term "Market Price" shall have the meaning set forth in Section 5(a) of the Designation of Preferences. Sellers shall pay the Remediation Costs as follows: Sellers shall, if legally permissible to do so, endeavor (realizing that such shares may be restricted securities or may not be legally saleable) to immediately sell (into the public market for the Market Price thereof) all of the shares of Common Stock which have been issued to them upon the conversion by Buyer of the Series I Preferred Stock and shall, within five days of receipt of the proceeds of such sale, deliver all of such proceeds to Buyer (unless such proceeds are required to be paid directly to the Escrow Agent pursuant to the Environmental Escrow Agreement). Sellers, at no cost or liability to them, shall cooperate with Buyer, Buyer's counsel, and the Escrow Agent in the execution of all documentation necessary or desirable for the conversion of the Preferred Stock or the registration, if any, of the Common Stock to be issued to Sellers upon such conversion. Buyer, at its sole cost and expense, shall cooperate and assist Sellers in the execution of all documentation necessary or desirable for the sale by Sellers of the Common Stock as described above. If the Common Stock is not registered, Sellers shall, at no cost or liability to them, sell the Common Stock to persons identified by RII in a private transaction exempt from the registration requirements of the Securities Act and applicable Blue Sky laws, in which event Sellers shall be credited with the aggregate Market Price of such shares regardless of the actual proceeds from the sale. In the event that (i) the Market Price of the Common Stock is not ascertainable, or (ii) there is no public or private market for the sale of the Common Stock, for purposes of funding Remediation Costs, Sellers shall be credited with an amount equal to the Share Liquidation Value of the Preferred Stock, and Sellers shall surrender to Buyer such amount of shares of Preferred Stock having an aggregate Share Liquidation Value equal to the Remediation Costs for the relevant period.

                    As of a date which is 30 days prior to the second anniversary of this Agreement (the "Settlement Date"), if the Environmental Remediation Activities have not yet been completed, the Buyer and Sellers (together with their respective environmental consultants) shall meet and endeavor to determine and agree upon (using a discount rate of 8%) the present value of the Remediation Costs which the parties reasonably estimate remain to be completed, if any (the "Estimated Remediation Completion Cost"). If the Buyer and the Sellers can agree on the Estimated Remediation Completion Cost, the Sellers shall pay Buyer in the manner set forth in the preceding paragraph above. If the Buyer and the Sellers cannot agree on the Estimated Remediation Completion Cost, then the parties shall resolve this issue pursuant to arbitration in section 8 hereof (provided, however, that the arbitrator shall be a reputable and independent environmental consultant) and, following the determination of such arbitrator, the Sellers shall pay the Estimated Remediation Completion Cost in the manner set forth in the preceding paragraph above.

                    [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT]

               (i)  INDEMNITY WITH RESPECT TO CERTAIN TAX MATTERS.

                    (a) The Buyer (including the Buyer's successors and assigns), shall forever indemnify, defend and hold the Sellers harmless from and against the amount of Taxes (including reasonable attorneys' and accounting fees incurred in connection with the determination or defense of any such asserted Taxes) payable by the Sellers as a result of the Code Section 338(h)(10) election set forth in Section 2(d)(i), above, to the extent, with respect to each Seller, such Taxes in the aggregate exceed amount of state and federal income Taxes that would have been payable by each Seller had no Code Section 338(h)(10) election been made and instead the entire Purchase Price (except the portion thereof which is a Tax Equalization Payment) was deemed to be paid for each Seller's stock in a transaction treated as a taxable sale or exchange under
Section 1001 of the Code. For purposes of this Agreement, the total amount of such indemnity payment is referred to as the "Tax Indemnity Payment." In addition to the Tax Indemnity Payment, Buyer shall make a payment to the Sellers to "gross-up" the Sellers for the Taxes the Sellers must pay on such Tax Indemnity Payment, plus the Taxes the Sellers must pay on the "gross-up" payment. All such Tax Indemnity Payments (including the applicable "gross-up" amounts) shall be made in cash. It is understood that the obligation of Buyer (including its successors and assigns) to make a Tax Indemnity Payment to each Seller may occur on more than one occasion, such as in the case of a payment made as a result of a federal income tax audit, and then a subsequent payment made as a result of a state income tax audit.

                    (b) The obligation to make payments to Sellers pursuant to 5(i)(a) is not subject to setoff by Buyer without express written consent of the Sellers, which consent may be withheld for any reason whatsoever in Sellers' sole discretion. The obligation of the Buyer to indemnify each Seller as provided in this Section shall not be subject to the basket provision set forth in Section 5(e)(i).

          6.   CONFIDENTIALITY.

               (a) The Sellers shall maintain the confidentiality of all Confidential Information they have or obtain regarding the Corporation, the Buyer and their Affiliates except as otherwise required by law. The Buyer shall maintain the confidentiality of all Confidential Information it obtains regarding the Sellers, except as otherwise required by law. In the event of the breach of any of the provisions of this section 6, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

               (b) In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any Confidential Information described in this section 6, the disclosing party will
(i) provide the other Party with prompt notice before such disclosure in order that such other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other Party in attempting to obtain such order or assurance.
               (c) Notwithstanding the above, after consultation with the Sellers, Buyer may make such disclosures as are necessary to comply with any federal or state securities laws applicable to Buyer. The parties acknowledge that Buyer has previously issued a press release disclosing the existence of a letter of intent among the parties and that Buyer will issue another press release immediately after the Closing.
          7.   NONASSIGNABLE PERMITS.

               (a) SELLERS TO USE ALL REASONABLE EFFORTS. Sellers shall, at their expense, use all reasonable efforts, and Buyer shall cooperate with Sellers, to obtain the consents and waivers set forth on the Disclosure Schedule, and to resolve the impracticalities of assignment of any contracts and to obtain any other consents and waivers necessary.

               (b) IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. To the extent that the consents and waivers referred to in section 7(a) are not obtained by Sellers, or until the impracticalities of transfer referred to therein are resolved, Sellers shall use all reasonable efforts, at Buyer's sole expense, to
(i) provide to Buyer the benefits of any contract, license or other agreement, all as referred to in section 7(a), and set forth on SCHEDULE 7(A),
(ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer without incurring any financial obligation to Buyer, and
(iii) enforce for the account of Buyer any rights of Seller arising from the contracts or other agreements referred to in section 7(a) against such issuer thereof or other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of Buyer).

          8.   ARBITRATION.   Any controversy or claim arising out of or
relating to this Agreement or the breach hereof (except as provided in Section 2(h) hereof), shall be settled by a panel of three arbitrators in arbitration conducted in Milwaukee, Wisconsin in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties hereto agree that no person shall be selected as an arbitrator unless such person is knowledgeable and experienced in the purchase of a closely-held business (such as a businessman, whose business experience has included the purchase or sale of another business, or attorneys or accountants whose practice regularly includes mergers and acquisitions). The arbitrators' decision shall be in writing and shall be final and nonappealable. The arbitrators' authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions as found by the arbitrator.

          9    MISCELLANEOUS.

               (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Except as is required by federal securities laws applicable to Buyer as a publicly held company, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties. Buyer shall provide advance notice of any press release or public announcement of the subject matter of this Agreement to Seller for Sellers' comment thereon.

               (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

               (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                    If to the Sellers:

                    Mr. Bertram Lans
                    11164 Walton Drive
                    Roscoe, IL 61073
                    with a copy to:

                    Robert J. Johannes, Esq.
                    Michael, Best & Friedrich LLP
                    Suite 3300
                    100 East Wisconsin Avenue
                    Milwaukee, WI 53202

                    telephone:     414-271-6560
                    facsimile:     414-277-0656

                    If to the Buyer:

                    Thomas J. Wiens, Chairman and CEO
                    Recycling Industries, Inc.
                    384 Inverness Drive South, Suite  211
                    Englewood, Colorado   80112
                    telephone:     303-790-7372
                    facsimile:     303-790-4252
                    with a copy to:

                    Chester P. Schwartz, Esq.
                    Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. 1700 Lincoln Street, Suite 3725
                    Denver, CO   80203
                    Telephone No. 303-831-0909
                    Facsimile No.  303-831-4805

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

               (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, and the Sellers. The Sellers may consent to any such amendment at any time prior to the Closing with the prior authorization of each of their respective Boards of Directors. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (k) EXPENSES. Except as otherwise provided herein, the Buyer, and the Sellers will each pay all of their own expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

               (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (n) ATTORNEYS' FEES. In any action brought to enforce the terms and conditions of this Agreement, the party prevailing on substantially all of the material portions of its claims shall be entitled, as part of its award, to reasonable attorneys' fees incurred.

               (o) FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use its or his best efforts to obtain all necessary waivers and consents from third parties. Sellers, at any time and from time to time on and after the Closing, upon request by Buyer and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by Buyer for the better conveying, transferring, assigning, delivering, assuring and confirming the Acquired Assets to Buyer.

               (q) From and after the date of this Agreement, the Buyer covenants that each of the Sellers shall be allowed to remove personal items and memorabilia from the Corporation, including, but not exclusive to, artwork, and personal effects. The Sellers shall not remove any such property that is necessary for the continued business operations of the Corporation. Each Seller shall be entitled to continue to use for his business and personal use the lap top computer presently used by such Seller and owned by the Corporation. At such time as any of the Sellers is no longer employed by the Corporation or the Buyer, such Seller shall immediately return to the Buyer such Seller's lap top computer.

                                             WM. LANS SONS' CO., INC.

                                             BY    /s/ Bertram Lans
                                                   ---------------------------
                                               Its   President
                                                   ---------------------------

                                              /s/ Bertram Lans
                                             ---------------------------------
                                             Bertram Lans


                                              /s/ Bruce Lans
                                             ---------------------------------
                                             Bruce Lans

                                             /s/ Scott Lans
                                             ---------------------------------
                                             Scott Lans


                                             RECYCLING INDUSTRIES, INC.

                                             BY   /s/ Thomas J. Wiens
                                                   ---------------------------
                                               Its   Chairman and CEO
                                                   ---------------------------





Stock Purchase Agreement